EXHIBIT 10.1

AVID TECHNOLOGY, INC.

Avid Technology Park

One Park West

Tewksbury, MA 01876

2008 EXECUTIVE BONUS PLAN

On March 18, 2008 (the “Effective Date”), the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Avid Technology, Inc. (the “Company”) adopted this 2008 Executive Bonus Plan (the “Plan”).

1.	PURPOSE OF THE PLAN

The purpose of this Plan is: (i) to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate its executive officers, and (ii) to reward its executive officers for their contributions toward the achievement of certain Company and business unit financial goals and their personal performance during 2008. Except where the context otherwise requires, the term “Company,” as used in this Plan, includes any of the Company’s present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder, and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board.

2.	FINAL AUTHORITY; ADMINISTRATION

The Compensation Committee will administer and have final authority on all matters relating to the Plan, except as otherwise set forth herein. The Compensation Committee may interpret and construe the Plan, decide any and all matters arising under or in connection with the Plan, and correct any defect, supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent it deems expedient to carry the Plan into effect. Additionally, the Compensation Committee may amend, suspend, revoke or terminate the Plan at any time. All bonus payouts under the Plan are subject to prior approval by the Compensation Committee. All decisions by the Compensation Committee will be made in the Compensation Committee’s sole discretion and will be final and binding on all persons having or claiming any interest in the Plan.

3.	ELIGIBILITY

All of the Company’s executive officers will be eligible to participate in the Plan, excluding executive officers hired after September 30, 2008. Eligible executive officers must be employed by the Company on December 31, 2008 in order to receive a bonus, if any, under this Plan. An eligible executive officer who ceases to be employed by the Company, other than as a result of termination by the Company for cause, after December 31, 2008, but prior to the bonus payout date, will be entitled to receive a bonus pursuant and subject to the terms and conditions of this Plan (in the event of termination by the Company for cause, the executive officer will not be entitled to any bonus under this Plan). For purposes of the Plan, the following individuals will be deemed to be employed by the Company as of December 31, 2008: (i) any executive officer on an approved leave of absence on that date, and (ii) any executive officer who in 2008 becomes disabled and qualifies for benefits under the Company’s long-term disability plan. For individuals who become executive officers of the Company during 2008 as a result of an acquisition, initial eligibility for participation in the Plan will be determined by the Compensation Committee on a case-by-case basis. Each eligible executive officer is deemed a “Participant” in the Plan.

4.	TARGET BONUS

Each Participant has been designated by the Company as being eligible to earn a target bonus amount equal to a percentage of the Participant’s base salary (the “Bonus Percentage”).

Each Participant’s “Target Bonus Amount” for 2008 is his or her Bonus Percentage multiplied by the actual base salary paid to the Participant in 2008. For purposes of the Plan, actual base salary includes regular wages and vacation, sick time and holiday pay, but not leave of absence, bonus or other premium pay.

5.	PLAN MODEL OVERVIEW

Actual bonus payouts will be based on the following three components: Company Performance, Business Unit Performance and Personal Performance (each referred to as a “Performance Component”). Each Performance Component is described in greater detail in Section 6. The Performance Components have been assigned weights for purposes of calculating bonus payouts, in accordance with the following table:

Performance Component	Weight
Company Performance and Business Unit Performance	80%
Personal Performance	20%

The relative weightings of Company Performance and Business Unit Performance will be determined by the Compensation Committee and may vary among Participants.

6.	PERFORMANCE COMPONENTS
6.1	Company Performance. Company Performance will be measured using two metrics (each a “Company Metric”), with each Company Metric assigned a weight, as set forth in the following table:
Company Metric	Weight
Company Revenue	40%
Company Operating Profit	60%

For each Company Metric, the Compensation Committee will establish a minimum performance level, a target performance level and a maximum performance level. Each Company Metric will receive a score based upon achievement of these performance levels as set forth in the following table:

Company Metric Performance Level	Company Metric Score
Maximum performance level (and above)	1.35
Between target and maximum	1.00 to 1.35[1]
Target performance level	1.00
Between minimum and target	0.30 to 1.00[2]
Minimum performance level	0.30
Below minimum	0.00
[1]	Score will be adjusted between 1.00 and 1.35 based on actual results.
[2]	Score will be adjusted between 0.30 and 1.00 based on actual results.

The scores attached to each Company Metric will be used in the following formula, which incorporates the weight of each Company Metric, to determine the “Company Performance Score”:

(Company revenue score) x (40%)
+ (Company operating profit score) x (60%)
Company Performance Score

6.2

Business Unit Performance. Business Unit Performance will be measured using two metrics (each a “Business Unit Metric”), with each Business Unit Metric assigned a weight, as set forth in the following table:

Business Unit Metric	Weight
Business Unit Revenue	40%
Business Unit Operating Profit	60%

For each Business Unit Metric, the Compensation Committee will establish a minimum performance level, a target performance level and a maximum performance level. Each Business Unit Metric will receive a score based upon achievement of these performance levels as set forth in the following table:

Business Unit Metric Performance Level	Business Unit Metric Score
Maximum performance level (and above)	1.35
Between target and maximum	1.00 to 1.35[3]
Target performance level	1.00
Between minimum and target	0.30 to 1.00[4]
Minimum performance level	0.30
Below minimum	0.00
[3]	Score will be adjusted between 1.00 and 1.35 based on actual results.
[4]	Score will be adjusted between 0.30 and 1.00 based on actual results.

The scores attached to each Business Unit Metric will be used in the following formula, which incorporates the weight of each Business Unit Metric, to determine the “Business Unit Performance Score”:

(Business unit revenue score) x (40%)
+ (Business unit operating profit score) x (60%)
Business Unit Performance Score

6.3

Personal Performance. The Compensation Committee will assign two to five goals to each Participant for 2008, with each goal assigned a weight (provided that the weights collectively total 100%). The Compensation Committee will consider goals recommended by the Chief Executive Officer for each Participant when making such assignments. Goals will be assigned to Participants within a reasonable period of time after the Effective Date. The Compensation Committee may amend or modify any goal or the weight assigned to any goal, or substitute a new goal in place of any existing goal, to the extent equitable under the circumstances (e.g., in the event a Participant’s role or responsibilities change).

The Participant’s performance relative to each goal will be scored on a scale of 0.00 to 1.35, with a score of 1.00 representing target performance.

Within a reasonable period of time after December 31, 2008, each Participant will receive from the Compensation Committee, a final written, scored assessment of his or her performance relative to each goal. The scores attached to the goals will be used in the following formula, which incorporates the weight of each goal, to determine each Participant’s “Personal Performance Score”:

(Goal 1 score) x (applicable weight)
(Goal 2 score) x (applicable weight)
(Goal 3 score, if applicable) x (applicable weight)
(Goal 4 score, if applicable) x (applicable weight)
+ (Goal 5 score, if applicable) x (applicable weight)
Personal Performance Score

7.	OVERALL PARTICIPANT SCORE

Each Participant will be assigned an “Overall Participant Score” that will be calculated in accordance with the formula set forth below:

(Weighted average of Company Performance Score and Business Unit Performance Score)	x	(80%)
+ (Personal Performance Score)	x	(20%)
Overall Participant Score

8.	BONUS PAYOUTS

Each Participant’s actual bonus payout under this Plan, if any, will be determined in accordance with the following formula:

Participant’s Target Bonus Amount
x Participant’s Overall Participant Score
Bonus Payout

Notwithstanding the preceding, if the Company fails to achieve at least 50% of the target Company operating profit established by the Compensation Committee pursuant to Section 6.1, the bonus payout will be reduced to zero for each Participant. In addition, at the Compensation Committee’s discretion, it may approve additional bonuses to Participants (based on performance) or provide Participants additional incentives.

Bonuses, if any, are expected to be determined and paid in the first quarter of 2009 after the Company files its Annual Report on Form 10-K with the Securities and Exchange Commission for fiscal year 2008, although the Company will not have any liability to any Participant if bonus payouts are delayed beyond that time period for any reason, provided that in no event will the bonuses, if any, be paid later than December 31, 2009.

9.	CHANGES TO EMPLOYMENT CIRCUMSTANCES
9.1

Changes to Base Salary. Because each Participant’s Target Bonus Amount is based upon actual base salary paid in 2008, any adjustments to the rate or payment of a Participant’s base salary will automatically be incorporated on a pro rata basis into that Participant’s bonus payout calculation, including, without limitation, in the event of (i) any increase or diminution in base salary, (ii) any suspension, in whole or in part, of the payment of base salary in connection with an authorized leave of absence, and (iii) any payment of less than a full year’s base salary in connection with a date of hire after January 1, 2008. If a Participant becomes disabled and qualifies for benefits under the Company’s long-term disability plan, the Participant’s bonus payout will be calculated based upon the actual base salary paid while on the Company payroll as an employee.

9.2

Changes to Bonus Percentage or Business Unit. If a Participant’s Bonus Percentage or business unit changes, then a separate bonus calculation pursuant to Sections 5-8 of this Plan will be performed for each relevant combination of Bonus Percentage and business unit using the actual base salary paid to the Participant during the time period during which such combination existed.

9.3

Changes to Personal Performance Goals. If a Participant’s Personal Performance goals change as a result of (i) the Participant undertaking a new position within the Company, (ii) a change in responsibilities, or (iii) for any other reason, then the Compensation Committee may equitably adjust (provided any adjustment is in the Participant’s favor) the Participant’s Personal Performance Score (not to exceed a score of 1.35) to credit achievement or progress towards the Participant’s prior goals.

9.4

Other Events Affecting Achievement of Personal Performance Goals. If a Participant is unable to complete any Personal Performance goal because (i) the Participant takes an authorized leave of absence, (ii) the Participant becomes disabled and qualifies for short- or long-term disability benefits under the Company’s disability plans, or (iii) there occurs any other extraordinary event beyond the reasonable control of the Participant, then the Compensation Committee may equitably adjust (provided any adjustment is in the Participant’s favor) the Participant’s Personal Performance Score (not to exceed a score of 1.35) to credit progress towards the Participant’s goals or the Participant’s contributions to the Company in other areas of responsibility.

10.	MISCELLANEOUS
10.1

No Right to Employment or Other Status. This Plan will not be construed as giving any Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with any Participant free from any liability or claim under the Plan, except as may otherwise be provided in the Participant’s employment agreement or change-in-control agreement with the Company.

10.2

Provisions for non-U.S. Participants. The Company may modify bonus payouts or establish separate procedures for Participants who are non-U.S. nationals or who are employed outside the United States in order to comply with laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, currency, employee benefits or other matters.

10.3	Governing Law. This Plan will be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision.